Exhibit (d)(2)

P.F. CHANG’S CHINA BISTRO, INC.

NONDISCLOSURE AND STANDSTILL AGREEMENT

This Nondisclosure and Standstill Agreement (this “Agreement”) by and between P.F. Chang’s China Bistro, Inc, a Delaware corporation (“Provider”), and Centerbridge Advisors II, LLC (“Recipient”), is dated as of March 2, 2012 (the “Effective Date”). Provider and Recipient shall each be referred to herein individually, as a “Party” and collectively, as the “Parties.”

1. General. In connection with the consideration of a possible negotiated transaction (a “Possible Transaction”) between the Parties, Provider is prepared to make available to Recipient certain “Evaluation Material” (as defined in Section 2 below) in accordance with the provisions of this Agreement, and Recipient hereby agrees to take or abstain from taking certain other actions as hereinafter set forth.

2. Definitions.

(a) The term “affiliates” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

(b) The term “Beneficial Ownership” when used with reference to a security shall have the meaning ascribed to it under the Securities Exchange Act of 1934, as amended (the “1934 Act”), except that for purposes of this definition, the term security shall include any option, warrant, or convertible security regardless of exercise or conversion date, and also include any stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the security or with a value derived in whole or in part from the value of the security, whether or not such instrument or right shall be subject to settlement in securities or otherwise and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in tl1e value of the security

(c) The term “Evaluation Material” means information (whether oral, written, electronic or otherwise) concerning Provider which has been or is furnished to Recipient or its Representatives (as defined below) by or on behalf of Provider in connection with Recipient’s evaluation of a Possible Transaction, including Provider’s business, financial condition, operations, assets and liabilities, and includes all notes, analyses, compilations, studies, interpretations or other documents prepared by Recipient or its Representatives which contain or are based upon, in whole or in part, the information furnished by Provider hereunder. The term Evaluation Material does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Recipient or any of its Representatives in breach of this Agreement, (ii) was within a Recipient’s possession prior to its being furnished to Recipient by or on behalf of the Provider (including without limitation general knowledge of the restaurant industry), provided that the source of such information was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Provider with respect to such information, or (iii) is or becomes available to Recipient from a source other than Provider or its Representatives, provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Provider with respect to such information.

(d) The term “Representatives” shall mean the directors, officers, employees or partners of a Party who have a need to know Evaluation Material for purposes of evaluating a Possible Transaction.

(e) The term “Person” includes the media and any corporation, partnership, group, individual or other entity.

3. Use of Evaluation Material. Recipient shall, and shall cause its Representatives to, use the Evaluation Material solely for the purpose of evaluating a Possible Transaction, keep the Evaluation Material confidential, and, subject to Section 5, will not, and will cause its Representative not to, disclose any of the Evaluation Material in any manner whatsoever; provided, however, that any of such information may be disclosed to Recipient’s Representatives who need to know such information for the sole purpose of helping Recipient evaluate a Possible Transaction; provided, further, that Recipient requires each of its Representatives to be bound by the terms of this agreement applicable to Representatives to the fullest extent as if they were Parties hereto. Recipient agrees to be responsible for any breach of this Agreement by any of Recipient’s Representatives.

This Agreement does not grant Recipient or any of its Representatives any license to use the Provider’s Evaluation Material except as provided herein. In addition, all proprietary and intellectual property rights in and to the Evaluation Material shall remain the sole property of Provider, and nothing in this Agreement shall be construed in any way to grant to Recipient or its Representatives or any other Person any express or implied option, license or other right, title or interest in or to any Evaluation Material, or to any intellectual property rights embodied in such Evaluation Material.

4. Non-Disclosure of Discussions. Subject to Section 5, Recipient agrees that, without the prior written consent of Provider, Recipient will not, and it will cause its Representatives not to, disclose to any other Person (i) that Evaluation Material has been provided to Recipient or Recipient’s Representatives, (ii) that discussions or negotiations are taking place between the Parties concerning a Possible Transaction or other transaction with the Provider or (iii) any of the terms, conditions or other facts with respect thereto (including the status thereof).

5. Legally Required Disclosure. If Recipient or its Representatives are requested or required (by oral questions, interrogatories, other requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material or any of the facts disclosure of which is prohibited under Section 4 above, Recipient shall (to the extent legally permissible) provide Provider with prompt written notice of any such request or requirement together with copies of the material proposed to be disclosed so that Provider may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by Provider, Recipient or any of its Representatives is nonetheless legally compelled to disclose Evaluation Material or any of the facts disclosure of which is prohibited under Section 4 or would otherwise be liable for contempt or suffer other censure or penalty,

Recipient or its respective Representatives may, without liability hereunder, disclose to such requiring Person only that portion of such Evaluation Material or any such facts which Recipient or its Representatives is legally required to disclose, provided that Recipient and/or its Representatives reasonably cooperate with Provider at Provider’s sole expense to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Evaluation Material or such facts by the Person receiving the material.

6. “Click Through” Agreements. The terms of this Agreement shall control over any additional purported confidentiality requirements imposed by an offering memorandum or electronic database, dataroom, or similar repository of Evaluation Material to which Recipient or its Representatives are granted access in connection with this Agreement or a Possible Transaction, notwithstanding acceptance of such an offering memorandum or submission of an electronic signature, “clicking” on an “I Agree” icon or other indication of assent to such additional confidentiality conditions, it being understood and agreed that Recipient’s and its Representatives’ confidentiality obligations with respect to the Evaluation Material are exclusively governed by this Agreement and may not be enlarged except by an agreement executed by the Parties hereto in traditional written format.

7. Return or Destruction of Evaluation Material. If one the Parties decides that it does not wish to proceed with a Possible Transaction, it will promptly inform the other Party of that decision. In that case, or at any time upon the request of Provider for any reason, Recipient will, and will cause its Representatives to, within 10 business days after receipt of such notice or request, destroy or return all Evaluation Materials. Recipient shall provide to Provider a certificate of compliance with the previous sentence signed by an executive officer of Recipient. Notwithstanding the return or destruction of the Evaluation Material, Recipient and its Representatives will continue to be bound by Recipient’s obligations hereunder with respect to such Evaluation Material for the term hereof. Notwithstanding the foregoing, the legal department of Recipient may maintain a copy of the Evaluation Material in its restricted access files for actual or anticipated litigation, regulatory compliance or corporate record keeping purposes.

8. No Solicitation/Employment. Recipient will not, within one year from the date of this Agreement, directly or indirectly solicit the employment or consulting services of or employ or engage as a consultant any of the officers or employees of Provider, so long as they are employed by Provider and for three months after they cease to be employed by Provider. Recipient is not prohibited from soliciting by means of a general advertisement not directed at (i) any particular individual or (ii) the employees of Provider generally.

9. Standstill. Recipient’s Beneficial Ownership of the Company’s capital stock as of the Effective Date is set forth on Schedule A attached hereto. Recipient agrees that, for a period of one year after the date of this Agreement (the “Standstill Period”), unless specifically invited in writing by Provider, neither it nor any of its respective Representatives, will in any manner, directly or indirectly:

(a) effect, seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist any other Person to effect, seek, offer or propose (whether publicly or otherwise) to effect or participate in:

(i) any acquisition of any securities (or beneficial ownership thereof) or all or substantially all of the assets of Provider or any of its subsidiaries,

(ii) any tender or exchange offer, merger or other business combination involving Provider or any of its subsidiaries,

(iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Provider or any of its subsidiaries, or

(iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of Provider;

(b) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to the securities of Provider;

(c) make any public announcement with respect to, or submit an unsolicited proposal for or offer of (with or without condition), any extraordinary transaction involving Provider or its securities or assets;

(d) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of Provider;

(e) take any action which might force Provider to make a public announcement regarding any of the types of matters set forth in (a) above; or

(f) enter into any discussions or arrangements with any third party with respect to any of the foregoing.

Recipient also agrees during the Standstill Period not to request Provider (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this Section 9 (including this sentence).

Recipient further agrees that unless otherwise directed by Provider in writing (i) all communications with the Company regarding a Possible Transaction, (ii) requests for additional information, facility tours, or management meetings, and (iii) discussions or questions regarding procedures with respect to a Possible Transaction, will be submitted or directed by Recipient or its Representatives only to Roger Matthews of Goldman Sachs & Co., as Provider’s financial advisor, or a person or persons designated in writing by Mr. Matthews.

10. Maintaining Privileges. If any Evaluation Material includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, Recipient acknowledges and agrees that the Parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the Parties that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Evaluation Material that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

11. Compliance with Securities Laws. Recipient acknowledges that the Evaluation Material may include material nonpublic information (within the meaning of the securities laws of the United States) with respect to provider. Recipient agrees not to use and will cause its Representatives to agree not to use any Evaluation Material of the Provider in violation of applicable securities laws.

12. Not a Transaction Agreement. Recipient understands and agrees that no contract or agreement providing for a Possible Transaction exists between the Parties unless and until a final definitive agreement for a Possible Transaction has been executed and delivered, and Recipient hereby waives, in advance, any claims (including, without limitation, breach of contract) relating to the existence of a Possible Transaction unless and until the Parties shall have entered into a final definitive agreement for a Possible Transaction. Recipient also agrees that, unless and until a final definitive agreement regarding a Possible Transaction has been executed and delivered, neither of the Parties will be under any legal obligation of any kind whatsoever with respect to such Possible Transaction by virtue of this Agreement except for the matters specifically agreed to herein. None of the Parties are under any obligation to accept any proposal regarding a Possible Transaction and the Parties may terminate discussions and negotiations at any time.

13. No Representations or Warranties; No Obligation to Disclose. Recipient understands and acknowledges that neither Provider nor its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material furnished by or on behalf of Provider and shall have no liability to Recipient, its Representatives or any other Person relating to or resulting from the use of the Evaluation Material furnished to Recipient or its respective Representatives or any errors therein or omissions therefrom. As to the information delivered to Recipient, Provider will only be liable for those representations or warranties which are made in a final definitive agreement regarding a Possible Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein. Nothing in this Agreement shall be construed as obligating Provider to provide, or to continue to provide, any information to any Person.

14. Modifications and Waiver. No provision of this Agreement can be waived or amended in favor of one of the Parties hereto except by written consent of the other Party, which consent shall specifically refer to such provision and explicitly make such waiver or amendment. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

15. Remedies. Recipient understands and agrees that money damages would not be a sufficient remedy for any breach of this Agreement by Recipient or any of its Representatives and that Provider shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach or threat thereof. Such remedies shall not be deemed to be the exclusive remedies for Provider for a breach by Recipient or its Representatives of this Agreement, but shall be in addition to all other remedies available at law or equity to Provider.

16. Legal Fees. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that Recipient or its Representatives have breached this Agreement, then Recipient shall be liable and pay to Provider the reasonable legal fees and costs incurred by Provider in connection with such litigation, including any appeal therefrom, as a court of competent jurisdiction may deem appropriate under the circumstances.

17. Governing Law. This Agreement is for the benefit of each of the Parties and shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state.

18. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by any court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants or restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and if a covenant or provision is determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the Parties intend and hereby request that the court or other authority making that determination shall only modify such extent, duration, scope or other provision to the extent necessary to make it enforceable and enforce them in their modified form for all purposes of this Agreement.

19. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either of the Patties by virtue of the authorship at any of the provisions of this Agreement.

20. Term. This Agreement, and all obligations and other provisions hereunder, shall terminate two years after the date of this Agreement.

21. Entire Agreement. This Agreement contains the entire agreement between the Parties regarding the subject matter hereof and supersedes all prior agreements, understandings, arrangements and discussions between the Parties regarding such subject matter.

22. Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original but all of which together shall be deemed to constitute a single instrument.

23. Consent to Representation. This agreement also constitutes notice to Recipient that Provider has engaged DLA Piper LLP (US) as its legal counsel in connection with the Possible Transaction, and Recipient hereby (i) consents to the continued representation of Provider by DLA Piper LLP (US) in relation to the Possible Transaction notwithstanding the fact that DLA Piper LLP (US) may have represented, and may currently or in the future represent, Recipient and/or any of its respective affiliates with respect to unrelated matters and (ii) waive any actual or alleged conflict and actual or alleged violation of ethical or comparable rules applicable to DLA Piper LLP (US) that may arise from its representation of Provider in connection with the Possible Transaction, including but not limited to representing Provider against Recipient and/or its affiliates in litigation, arbitration, or mediation in connection therewith. In addition, Recipient hereby acknowledges that the consent and waiver under this paragraph is voluntary and informed, and that Recipient has obtained independent legal advice with respect to this consent and waiver. Recipient further agrees that they are each aware of the extent of their respective relationships, if any, with DLA Piper LLP (US), and do not require additional information from DLA Piper LLP (US) in order to understand the nature of this consent. If Recipient has any questions regarding this paragraph, please contact Jay Rains at DLA Piper LLP (US) at (858) 677-1476 or jay.rains@dlapiper.com. DLA Piper LLP (US) is an express third party beneficiary of this paragraph.

IN WITNESS WHEREOF, each of the undersigned entities has caused this Agreement to be signed by its duly authorized representative as of the date written below.

P.F. CHANG’S CHINA BISTRO, INC.

ADDRESS FOR NOTICE:
7676 E. Pinnacle Peak Road,
Scottsdale, Arizona 85255
Attn:	Richard L. Federico
Chief Executive Officer

By:	/s/ Mark Mumford
Name: Mark Mumford
Title: CFO
Date: March 2, 2012

CENTERBRIDGE ADVISORS II, LLC

ADDRESS FOR NOTICE:
375 Park Avenue, 12th Floor
New York, NY 10152
Attention: Legal & Compliance

By:	/s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory
Date: March 2, 2012